                       SHARE SALE AND PURCHASE AGREEMENT

PARTIES:--

(1) VSEL LIMITED a company incorporated in England under the Companies Acts of the United Kingdom (Company Number 1957765) and having its registered office at Barrow-in-Furness, Cumbria, LA14 1AF ("the Vendor") (further referred to in Part 1 of the Schedule).

(2) ERC INDUSTRIES, INC. a company incorporated in the United States of America under the laws of the State of Delaware and having its principal place of business at 15835 Park Ten Place, Suite 115, Houston, Texas, United States of America ("the Purchaser").

RECITALS:--

(A) The Vendor has agreed to sell and the Purchaser has agreed to purchase the entire issued share capital of Seaboard Lloyd Limited, a private company incorporated in Scotland under the Companies Acts of the United Kingdom (Company Number SC106505) brief details of which are set out in Part 2 of the Schedule ("the Company"); and

(B) The Vendor and the Purchaser wish to record the terms of their agreement in writing.

OPERATIVE PROVISIONS:--

1.  INTERPRETATION AND DEFINITIONS

1.1 In this Agreement the following words and expressions shall have the following meanings:--

    "Accounts" means the audited profit and loss accounts of the Company and the Subsidiaries for the year ended 31st March 1996 and audited balance sheet of the Company and the Subsidiaries as at 31st March 1996;

    "Associate" means any spouse, brother, sister or linear ascendant or descendant of an individual and any company which is directly or indirectly controlled (within the meaning of Section 840 of ICTA) by one or more of the foregoing;

    "Affiliate" means any (i) subsidiary, subsidiary undertaking or holding company of a company and (ii) any other subsidiary or subsidiary undertaking of such holding company, but excluding (in respect of the Vendor) in each case the Company and the Subsidiaries;

"Bank Guarantee" means the guarantee granted by the Vendor in favour of National Westminster Bank plc on 6 October 1992;

"Business Day" means any day other than a day which is (i) a Saturday or Sunday
(ii) a bank holiday in Scotland or England or (iii) a public holiday throughout Scotland or throughout England;

"Claim" means any claim in respect of any breach of Warranty or claim made under the indemnity set out in Clause 7.1, or claim under the Tax Covenant;

"CAA" means the Capital Allowances Act 1990;

"CA" means the Companies Act 1985;

"Companies Acts" means the Companies Acts 1985 and 1989 of the United Kingdom;

"Completion" means completion of the sale and purchase of the Sale Shares in accordance with Clause 4 and "Completion Date" has the meaning set down in Clause 4.1;

"Customer Claim" means any claim made by any customer of the Company against the Company for breach of contract, negligence or breach of statutory duty or made under any warranty, guarantee or indemnity granted by the Company to the customer, where the relevant act or omission occurred prior to the Completion Date;

"Disclosure Letter" means a letter from the Vendor to the Purchaser setting out exceptions to the Warranties dated the same date of execution of this Agreement and accepted by the Purchaser including the Schedule thereto;

"FA" followed by a year means the Finance Act of the year in question;

"FRS" means Financial Reporting Standard;

"FSA" means the Financial Services Act 1986;

"Group Companies" means the Company and the Subsidiaries and "Group Company" shall be construed accordingly;

"Heritable Property" means 2 Old Quarry Road, Westfield, Cumbernauld which is referred to in Part 7 of the Schedule;

"Intellectual Property Rights" means patents, patent applications, trade marks, trade names, copyright and design rights

"Intra-Group Guarantees" means the Bank Guarantee and the Performance
Guarantees;

"ICTA" means the Income and Corporation Taxes Act 1988;

"IHTA" means the Inheritance Tax Act 1984;

"Last Accounts Date" means 1st March, 1996;

"Leasehold Property" means the three properties held on leasehold by the Company which are referred to in Part 7 of the Schedule;

"Performance Guarantees" means the guarantees or indemnities granted by the Vendor in relation to the obligations of the Company details of which are set out in Part 8 of the Schedule;

"Properties" means the Heritable Property and the Leasehold Properties;

"Relevant Employee" means any past or present employee or officer of the Company or the Subsidiaries;

"Sale Shares" has the meaning set down in Clause 2.1;

"Scheme A" means the Legal & General pension scheme operated for the benefit of C Hart;

"Scheme B" means the Legal & General pension scheme operated for the benefit of S McCulloch;

"Scheme C" means the Legal & General pension scheme operated for the benefit of K A W Taggart;

"Subsidiaries" means the subsidiary companies of the Company details of which are set out in Part 2 of the Schedule;

"SSAP" means Statement of Standard Accounting Practice;

"Tax Covenant" means the covenant set out in Part 6 of the Schedule;

"Taxation" has the meaning given to it in the Tax Covenant;

"TCGA" means the Taxation of Chargeable Gains Act 1992;

"TMA" means the Taxes Management Act 1970;

"VATA" means the Value Added Tax Act 1994;

     "Warranties" means the warranties given by the Vendor to the Purchaser in terms of Clause 6.1 and in Parts 4 and 5 of the Schedule;

     "Woodside Petroleum Claim" means the claim made by Woodside Petroleum (W.A.
     Oil) Pty Limited on 16th August 1995 against the Company; and

     "in the agreed terms" means in the form of an agreed draft initialled or signed for identification purposes by the parties hereto.

1.2. In this Agreement, unless otherwise specified or the context otherwise requires:--

     1.2.1. reference to the Agreement shall include the recitals and any schedules to this Agreement;

     1.2.2. reference to a Clause is to a clause of this Agreement;

     1.2.3. reference to a Schedule is to a schedule to this Agreement;

     1.2.4. reference to a Paragraph is to a paragraph in the relevant Schedule;

     1.2.5. words importing any gender shall include the other genders;

     1.2.6. words importing natural persons shall include corporations and vice versa;

     1.2.7. words importing the singular only shall include the plural and vice versa;

     1.2.8. any word or expression the definition of which is contained or referred to in CA, FSA, TMA or ICTA shall have the same meaning as set out in that definition (the definition to prevail being that contained in the statute appearing first in the foregoing list where the same word or expression is defined in more than one of these statutes);

     1.2.9. reference to any statute, regulation, directive, treaty or part thereof shall be construed as reference thereto as amended or re-enacted prior to the date hereof for the time being in force, shall (where the context requires and so far as liability thereunder may exist) be construed as including references to any provision of which they are re-enactments and shall be construed as including references to any order, instrument, regulation or other subordinate legislation made pursuant thereto prior to the date hereof.

1.3. In construing this Agreement the ejusdem generis rule shall not apply and accordingly the interpretation of general words shall not be restricted by being preceded by words indicating a particular class of acts, matters or things or being followed by particular examples.

1.4. In the Agreement the headings to Clauses and Paragraphs are included for convenience only and shall not affect the construction of this Agreement.

2.   SALE AND PURCHASE

2.1 Subject to the terms of this Agreement the Vendor shall sell, and the Purchaser, relying on the Warranties, the indemnity given in Clause 7.1, the Tax Covenant and also relying on the provisions regarding the protection of goodwill set down in Clause 8 shall purchase the 2,810,000 Ordinary Shares of (POUNDS)1.00 each in the Company in issue ("the Sale Shares"), which shares together comprise the entire issued share capital of the Company.

2.2 The Sale Shares shall be sold with all rights attached thereto at Completion.

2.3 The Purchaser shall not be obliged to complete the purchase of any of the Sale Shares unless the purchase of all of the Sale Shares is completed simultaneously but completion of the purchase of some of the Sale Shares shall not affect the rights of the Purchaser with respect to the others.

3.   CONSIDERATION

3.1 The consideration payable for the Sale Shares shall be ONE MILLION POUNDS ((POUNDS)1,000,000.00) STERLING in aggregate which shall be divided equally amongst the Sale Shares.

3.2 If any payment is made by the Vendor to the Purchaser or vice versa pursuant to a Claim made by the Purchaser or the Vendor pursuant to this Agreement, the payment shall so far as possible be made by way of reduction of or, as the case may be, addition to the consideration paid for the Shares and that consideration shall accordingly be deemed to have been adjusted by the amount of such payment.

4.   COMPLETION

4.1 Completion of the sale and purchase of the Sale Shares shall take place at 1 Stanhope Gate, London, W1A 1EH immediately after the signing of this Agreement.

4.2 The provisions of Part 3 of the Schedule set out the detailed arrangements for Completion and shall apply hereto as if they were incorporated herein.

4.3 At or prior to Completion, the Vendor shall take all reasonable steps to ensure that Craig Hart (the present Sales and Marketing Director of the Company who is employed by the Vendor and whose services are provided to the Company by the Vendor) delivers to the Purchaser a letter in the agreed terms in terms of which he agrees to the transfer of his employment from the Vendor to the Company.

4.4 At or prior to Completion the Vendor shall ensure that Neil MacDonald (the present Chairman of the Company) executes and delivers to the Purchaser a Letter of Conformation confirming that he has no claims against the Company or the Subsidiaries.

4.5. At Completion the Purchaser shall, subject to compliance by the Vendor with the obligations incumbent on them in Paragraphs 3.1 to 3.4 of the Schedule, transfer to a bank account nominated by the Vendor by way of electronic transfer of funds the sum of (POUNDS)1,000,000.

4.6. The Purchaser shall not be entitled to rescind this Agreement after Completion.

5    DISCHARGE OF GUARANTEES

5.1. At, or with the Vendor's consent following, Completion the Purchaser undertakes to the Vendor to use its best endeavours to obtain the release of the Vendor and its Affiliates from the Intra-Group Guarantees (obtaining comparable guarantees from the Purchaser if required) and, pending such release, to indemnify and keep indemnified the Vendor and its Affiliates against all amounts paid by it to any third party pursuant to the Intra-Group Guarantees in respect of any liability of any Group Company (and all costs incurred in connection with such liability) whether arising before or after Completion.

6.   WARRANTIES BY THE VENDOR

6.1  The Vendor warrants to the Purchaser that:--

     6.1.1 the Vendor has full power and authority to enter into and perform this Agreement which constitute binding obligations on it in accordance with its terms subject to the operation of law as regards the availability of equitable remedies and matters of public policy and the application of the relevant statutory provisions including those regarding insolvency, limitation periods and competition matters;

      6.1.2 the Sale Shares constitute the whole of the issued and allotted share capital of the Company and are fully paid or credited as fully paid;

      6.1.3 there is not any pledge, option, lien, charge or other encumbrance on, over or affecting the Sale Shares and there is no agreement or arrangement to give or create any such encumbrance and no claim has been made by any person to be entitled to any of the foregoing;

     6.1.4. the Vendor will be entitled to transfer the full legal and beneficial ownership of the Sale Shares to the Purchaser on the terms of this Agreement without the consent of any third party;

     6.1.5. the Subsidiaries listed in Part 2 of the Schedule are all the present Subsidiaries of the Company;

     6.1.6. the information in Part 2 of the Schedule relating to the Company and the Subsidiaries is true, accurate and complete in all respect;

     6.1.7. the Company is the sole beneficial owner of the shares in the Subsidiaries of the Company listed in Part 2 of the Schedule free from any pledge, option, lien, charge or other encumbrance.

6.2. The Vendor further warrants to the Purchaser that subject as provided in this Agreement and save as fairly disclosed in the Disclosure Letter, or any matter expressly provided for under this Agreement and subject to any matters done or omitted to be done prior to the date hereof at the written request of the Purchaser, the Warranties are true and accurate in all respects as at the date hereof;

6.3. The Provisions of Part 9 of the Schedule shall apply as if they were incorporated herein

7.   INDEMNITY BY THE VENDOR

7.1. The Vendor hereby undertakes to the Purchaser and the Company to hold harmless and to indemnify the Company from and against any losses suffered by the Company arising from the Woodside Petroleum Claim;

7.2. If the Purchaser suffers loss as a result of the Woodside Petroleum Claim it will take all reasonable steps to minimise its loss and will fully consult with the Vendor in relation to the steps that can be taken to minimise that loss. The Vendor and the Purchaser will carry out such consultation in good faith and with due regard to the other party's commercial interests.

7.3. The indemnity given by the Vendor in Clause 7.1. will only be capable of being enforced by the Purchaser if and to the extent that the aggregate amount claimed under the indemnity and under all other Claims made by the Purchaser against the Vendor exceeds (POUNDS)115,000.

7.4. The provisions of Clause 9.1. will apply in relation to claims under the indemnity given in Clause 7.1. as they apply to claims made by the Purchaser under the Warranties.

7.5. The provisions of Clause 9.6, Clauses 9.9 to 9.13 and Clauses 9.15 and
     9.16 will apply in relation to claims made by the Purchaser under the indemnity given in Clause 7.1.

8.   PROTECTION OF GOODWILL

8.1 For the purposes of this Clause 8, the following words and expressions shall have the following meanings:-


     "Business" means the business of the manufacture, supply, repair, maintenance and refurbishment of wellheads, xmas trees, gate valves, choke valves, clamped pipe connectors, actuators, electric feed through (EFT) systems for downhole pumps, subsea ball and check valves, in each case for use in the oil and gas industry, as such business is carried on at the date hereof by the Company at the Properties:

     "Restricted Period" means 24 calendar months from the Completion Date: and

     "Prohibited Area" means the United Kingdom, France, Belgium, Holland, Germany, Denmark, Sweden, Norway, Italy, Saudi Arabia, Kuwait, Bahrain, Qatar, United Arab Emirates, Iran Libya Syria, Malaysia, Australia, India, United States of America, Venezuela, Colombia, Argentina, Brazil and their dependencies, territorial waters and continental shelf sectors.

8.2 The Vendor and the Purchaser acknowledge that, in order to protect the legitimate business interests of the Purchaser and the Vendor it is reasonable for the Purchaser and the Vendor to enter into the provisions of this Clause 8.

8.3 The Vendor undertakes to the Purchaser with the intent of securing to the Purchaser the full benefit and value of the goodwill and connections of the Company, and by way of further consideration for the obligations of the Purchaser under this Agreement that (except with the previous consent in writing of the Purchaser or except as contemplated in the Agreement):-

     8.3.1 it will during the Restricted Period and within the Prohibited Area either solely or jointly or in partnership or association with or as director, manager, agent, employee, consultant or representative of or for any other person, firm or company carry on or be engaged in any business competing with the Business, provided that nothing contained in this Clause 8.3.1. shall preclude the Vendor from holding any shares or loan capital (not exceeding 20% of the shares or loan capital of the class concerned then in issue) in any company competing with the Business whose shares are listed or dealt in on a recognised investment exchange:

     8.3.2 it will not during the Restricted Period either on its or their own behalf or for any other person, firm, company or other undertaking solicit or endeavour to entice away from the Company any person who is an employee, servant, director, officer, agent or consultant of the Company at the Completion Date who received a salary or fee of not less than


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

       (POUNDS)30,000 from the Company in the 12 calendar months preceding the month in which the Completion Date falls whether or not such person would commit a breach of contract by reason of leaving service; provided that this restriction shall not apply to the placing of job advertisements in national or local newspapers or the notification of vacancies to employment agencies.

8.3.3 it will not following the Completion Date, divulge or use to the detriment of the Business any, trade secret or other confidential information of the Company relating to the Business except:-

       8.3.3.1 information which has become public knowledge otherwise than through breach of this Clause 8.3.3;
       8.3.3.2 to its professional advisers and to officers or employees of the Vendor or any Affiliate of the Vendor whose province it is to know the same.
       8.3.3.3  as required by law of any competent authority;
       8.3.3.4  to comply with its obligations pursuant to this Agreement.

8.3.4 it will not following the Completion Date represent itself as being in any way connected with the Company or the Business;

8.3.5 it will not, (in so far as it can reasonably do so) procure that no Affiliate of the Vendor will at any time hereafter in relation to a trade or business competitive with the Business at Completion carry on business under the name "Seaboard", "Telektron" and "Forsac" or any other name intended or likely to be confused therewith.

8.4 Nothing in Clause 8.3 shall prevent the Vendor or any Affiliate of the Vendor from:-

       8.4.1 carrying on or developing any of their present businesses anywhere in the world which are not substantially similar to the Business;

       8.4.2 acquiring or holding any interest in any joint venture (whether incorporated or unincorporated) except where such joint venture is an Affiliate owned up to 61 per cent or more by the Vendor; or

       8.4.3 acquiring the whole of any part of a body corporate or business, or of any direct or indirect interest in the whole or any part of a body corporate or business, the acquisition, holding or carrying on of which would otherwise amount to a breach of Clause 8.3, except where more than 50 per cent of the turnover of the business of the body corporate or business directly or indirectly acquired as set out in the latest available audited accounts of that body corporate or business is derived from activities which are substantially similar to the Business in which case the Vendor shall use its reasonable endeavours to procure the disposal of that part of the Business which but for this provision would cause it to be in breach of the said restriction.

8.5 The Purchaser undertakes to the Vendor that it will procure that the names or logos mentioned in Clause 8.5.1 below are removed from the Properties, sales literature or other assets of any Group Company within thirty days following Completion and desist from using stationery, invoices etc of a Group Company from Completion, and that neither the Purchaser nor any Affiliate of the Purchaser will:-

     8.5.1 after Completion, carry on business of any kind whatsoever under the names "General Electric Company", "GEC", "VSEL" or "Vickers" or any other names or combination of names capable of confusion therewith or use such names in any way whatsoever or any logo associated therewith; or

     8.5.2 after Completion, represent itself or permit itself to be represented or held out as being in any way connected with or authorised by the Vendor or any Affiliate of the Vendor.

8.6 In the event that any restriction in this Clause 8 shall be found to be unenforceable for whatever reason but would be valid if some part thereof were deleted, or the period or area of application reduced, such restriction shall apply with such modification as may be necessary to make it valid and effective and the remaining restrictions shall continue to bind the Vendor and the Purchaser.

9.   VENDOR PROTECTION

9.1 Subject to Clause 9.2, the liability of the Vendor under the Warranties given in Part 4 of the Schedule shall cease on the second anniversary of the Completion Date, save as regards any alleged specific breach of which notice in writing (containing details of the event or circumstance giving rise to the breach, the basis upon which the Purchaser is making a claim against the Vendor and an estimate of the total amount of liability which results) has been given to the Vendor prior to that second anniversary.

9.2 The liability of the Vendor under the Warranties given in Part 5 of the Schedule, under the indemnity given in Clause 7.1 and under the Tax Covenant shall cease on the sixth anniversary of the Completion Date, save as regards any alleged specific breach of which notice in writing (containing details of the event or circumstance giving rise to the breach, the basis upon which the Purchaser is making a claim against the Vendor and an estimate of the total amount of liability which results) has been given to the Vendor prior to that anniversary.

9.3 The total aggregate liability of the Vendor under the Warranties, the indemnity set out in Clause 7.1 and the Tax Covenant shall not in any event exceed (POUNDS)1,000,000.00.

9.4  The Vendor shall not be liable for any Claim:-

     9.4.1 unless the aggregate amount of the liability of the Vendor for all substantiated Claims exceeds (POUNDS)75,000 (in which event the Vendor shall be liable for the excess);

     9.4.2 in respect of any substantiated individual Claim the liability of the Vendor in respect of such substantiated Claim is less than (POUNDS)7,500 (and all such Claims will be disregarded for the purposes of Clause 9.4.1)

     and for this purpose substantiated means as determined by a Court with competent jurisdiction or pursuant to a legally binding settlement between the Vendor and the Purchaser.

9.5 The Vendor shall not be liable for any Claim in respect of any fact, matter, event or circumstance to the extent that allowance, provision or reserve has been made for such fact, matter, event or circumstance in the Accounts or to the extent that payment or discharge of the relevant matter has been taken into account therein or to the extent that such matter was specifically referred to in the notes to such Accounts.

9.6 The Vendor shall not be liable for any Claim which would not have arisen but for an act, omission or transaction carried out after the date of Completion by the Purchaser or any of the Group Companies, their respective directors, employees or agents or successors in title otherwise than in the ordinary course of business of such Group Companies as carried on up to Completion or pursuant to any legal obligation entered into by any of the Group Companies prior to Completion.

9.7 The Vendor shall not be liable in respect of any Claim to the extent that such Claim is attributable to, or such Claim is increased as a result of, any legislation not in force at the date hereof or to any change of law, regulation, directive requirement or administrative practice or any change in rates of tax, which in each case is not in force at the date hereof.

9.8 Nothing in this Agreement shall in any way restrict or limit the general obligation at law of the Purchaser and each of the Group Companies to mitigate any loss or damage which it may suffer in consequence of any breach by the Vendor of the terms of this Agreement.

9.9 If the Vendor pays to the Purchaser an amount in discharge of a Claim and the Purchaser or any Group Companies subsequently recovers (whether by payment, discount, credit, relief or otherwise) from a third party a sum which is referable to the matter giving rise to the Claim, the Purchaser shall (or, as appropriate, shall procure that the relevant Group Company shall) forthwith repay the Vendor:-


       9.9.1 an amount equal to the sum recovered from the third party (or the value of the relief obtained, calculated by reference to the amount saved) less any reasonable out-of-pocket costs incurred by the Purchaser or the relevant Group Company in recovering the same; or

       9.9.2 if the figure resulting under Clause 9.9.1 above is greater than the amount paid by the Vendor to the Purchaser or the relevant Group Company in respect of the relevant Claim or the aggregate payments previously made by the Vendor in respect of all Claims, such lesser amounts as shall have been so paid by the Vendor.

9.10 If any Claim shall arise by reason of some liability which at the time that the Claim is notified to the Vendor is contingent only, the Vendor shall not be under any obligation to make any payment to the Purchaser in respect of such Claim until such time as the contingent liability ceases to be so contingent.

9.11 The Purchaser agrees with the Vendor that is shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one shortfall, damage, deficiency, breach or other set of circumstances which give rise to one or more Claim and for this purpose recovery by the Purchaser or any Group Company shall be deemed to be a recovery by each of them.

9.12 Upon any Claim being made, or notification from the Purchaser to the Vendor pursuant to Clause 9.1 of any third party claim, potential claim, matter or event which might lead to such a Claim being made, the Purchaser shall, and shall procure that each of the Group Companies shall:-

       9.12.1 make available to the Vendor and any professional advisers appointed by the Vendor such access to the personnel of the relevant Group Company and to any relevant records and information as the Vendor or its professional advisers may reasonably request in connection with such Claim or third party claim, potential claim, matter or event; and

       9.12.2 take all reasonable steps to procure that the auditors (both past and then current) of the relevant Group Company make available their audit working papers in respect of audits of the relevant Group Company's accounts for any relevant accounting period in connection with such claim or third party claim, potential claim, matter or event. Such access shall be required only at reasonable times and on reasonable notice.

9.13 If the Purchaser becomes aware of any third party claim, potential claim, matter of event (a "third party claim") which might lead to a Claim being made the Purchaser:-

       9.13.1 shall procure that notice of such third party claim is promptly given to the Vendor;

       9.13.2 shall not make (or, as appropriate, shall procure that the relevant Group Company shall not make) any admission of liability, agreement or compromise with any person, body or authority in relation to any such third party claim without the prior written agreement of the Vendor;

       9.13.3 (subject to being indemnified to is reasonable satisfaction by the Vendor against all legal fees and other expenses reasonably and properly incurred by the Purchaser or the relevant Group Company) shall take (or, as appropriate, shall procure that the relevant Group Company shall take) such action as the Vendor may reasonably request to avoid, dispute, resist, appeal, compromise or defend such third party claim or any adjudication in respect of that third party claim; and

       9.13.4 if so required by the Vendor in writing, shall ensure (or, as appropriate, shall procure that the relevant Group Company shall ensure), at the request in writing of the Vendor, that the Vendor is placed in a position to take over the conduct of all proceedings and/or negotiations of whatsoever nature arising in connection with the third party claim in question and provide (or, as appropriate, procure that the relevant Group Company provides) such information and assistance as the Vendor may reasonably require in connection with the preparation for and conduct of such proceedings and/or negotiations.

9.14 A breach of Warranty which is capable of remedy shall not entitle the Purchaser to compensation except to the extent that:-

       9.14.1  the Vendor is given written notice of such breach; and

       9.14.2 such breach is not remedied within 30 days after the date on which such notice is served on the Vendor.

9.15 Where any Group Company of the Purchaser is entitled to recover from some other person any sum in respect of any liability, loss or damage which is the subject of a Claim against the Vendor or for which such a Claim could be made (and whether before or after the Vendor has made payment hereunder), the Purchaser shall (or, procure that the relevant Group Company shall):-

       9.15.1 promptly notify the Vendor and provide such information as the Vendor may require relating to such liability or dispute and the steps taken or to be taken by the Purchaser or the relevant Group Company in connection with it;

       9.15.2 (subject to being indemnified to its reasonable satisfaction by the Vendor against all legal fees and other expenses reasonably and properly incurred by the Purchaser or the relevant Group Company) before seeking to recover any amount from the Vendor under this Agreement, first take all such steps as the Vendor may reasonably require to enforce such recovery; and

       9.15.3 keep the Vendor informed of the progress of any action taken and thereafter any Claim against the Vendor shall be limited (in addition to the limitations on the liability of the Vendor referred to in this clause) to the amount by which the loss or damage suffered by the Purchaser as a result of such breach shall exceed the amount so recovered (less any legal fees and other expenses reasonably and properly incurred in enforcing such recovery).

9.16 The Vendor shall not be liable in respect of any Claim to the extent that the amount of such Claim is recoverable under any policy of insurance in force at the date of this Agreement or would have been so recoverable if the policies of insurance effected by or for the benefit of the Group Companies had been maintained after Completion at the same levels of cover as those existing at Completion.

9.17 The Vendor shall not be liable for any Claim to the extent that such Claim arises or is increased as a result of any change made after Completion in any accounting or taxation policies or practice, or the length of any accounting period of tax purposes, of any of the Group Companies, the Purchaser or any other company in the same group of companies as any of the Group Companies or the Purchaser.

9.18 The Vendor shall not be liable for any Claim of and to the extent that the Purchaser was aware at the date of this Agreement:-

       (a) of the facts, matters, events or circumstances which are the subject matter of the Claim; and

       (b) that those facts, matters, events or circumstances amounted or were likely to amount to a breach of any of the Warranties as at the date of this Agreement.

9.19 The Vendor shall not be liable in respect of any Claim to the extent that it relates to the Environment unless it is brought under paragraph 4.11 of Part 4 of the Schedule, to the extent that it relates to Taxation unless it is brought under Part 5 of the Schedule or under the Tax Covenant, to the extent that it relates to any of the Properties unless it is brought under paragraph 4.8 of Part 4 of the Schedule, or, to the extent that it relates to intellectual property unless it is brought under paragraph 4.6 of Part 4 of the Schedule, or to the extent that it relates to any other matter unless it is brought under some other paragraphs of Part 4 of the Schedule or under the indemnity given in Clause 7.1.


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

10    GROUP RELIEF

10.1. The Purchaser agrees and accepts that all tax losses arising in the Company in relation to the financial year ended on 31st March 1996 and in relation to all previous years have been utilised or will be available for utilisation by the Vendor (or an Affiliate of the Vendor other than the Group Companies) for the purposes of group relief under ICTA Part X, Chapter IV and the Purchaser undertakes to the Vendor to procure that the Company claims in full all reliefs and allowances available for such periods and that neither the Purchaser nor the Company will take any steps which might reduce the tax losses available for such periods.

10.2. The Vendor agrees and accepts that any tax losses arising in the Company in relation to all financial periods commencing on or after 1 April 1996 will be available for utilization by the Purchaser (or an Affiliate of the Purchaser) for the purposes of group relief under ICTA Part X Chapter IV and the Vendor undertakes to the Purchaser that after Completion it will take no steps which might prejudice the availability of such tax losses to the Purchaser or its Affiliates.

11.   RECORDS

      The Vendor (or its duly authorised agents) shall during the period of 7 years after Completion be entitled to be given access by the Purchaser during normal business hours and subject to reasonable notice to any books and records (including information stored on computer) as Vendor may reasonably require to the extent such books and records relate to any Group Company and the period prior to the Completion Date and the Vendor (or its agent) shall at its own expense be entitled to take extracts and copies therefrom.

12.   ANNOUNCEMENTS

12.1 No party to this Agreement shall make any press or media announcement or issue any press or media statement or press or media release with respect to this Agreement or any matter contained herein without obtaining the prior written agreements of the other party to the contents thereof and the manner and timing of its presentation and publication; or unless an announcement is required by the rules and regulations of a recognised stock exchange or by law in which event the Vendor of the Purchaser as the case may be shall consult the Purchaser or the Vendor as the case may be about the nature and content of such announcement.

12.2 The parties shall take all reasonable steps to ensure that their employees, advisers, agents, affiliates and associates adhere to the provisions of Clause 12.1. of this Agreement.


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

13.   ASSIGNATION AND TRANSFER

13.1 Except as provided in Clause 13.2. below, no party shall be entitled without the prior written consent of the other party to assign or transfer the benefit or burden of the Agreement or any right and/or obligation under the Agreement.

13.2 The Purchaser may, upon giving prior written notice to the Vendor, assign the whole (but not part) of the benefit of this Agreement to another subsidiary of John Wood Group PLC for so long only as that transferee remains a subsidiary of John Wood Group PLC PROVIDED THAT before such assignee ceases to be a subsidiary of John Wood Group PLC, the Purchaser will procure that the benefit of the whole (but not part) of the benefit of this Agreement is assigned (upon giving further written notice to the Vendor) to another subsidiary of John Wood Group PLC (any such further assignment to be subject to the same conditions as aforesaid) AND PROVIDED FURTHER THAT such assignment does not impose any greater liability on the Vendor.

13.3. Subject as set out above this Agreement shall be binding on, and shall ensure for the benefit of, any person to whom any right and/or obligation is validly assigned or transferred.

14.   FURTHER ASSURANCE

      The parties undertake to each other that they shall from time to time after execution of this Agreement execute such further documents and do such further acts and things as may reasonably be required for the purpose of ensuring that any transfer of title or other interest in any form of property provided for in this Agreement is fully and properly implemented in accordance with the Agreement.

15.   FULL FORCE AND EFFECT

      Notwithstanding delivery of any document by one party to another pursuant to this Agreement each and every right and obligation of the parties under this Agreement shall, except in so far as fully performed by such delivery, continue in full force and effect.

16.   NON PROSECUTION OF CONTRACTUAL RIGHTS AND WAIVERS

      No failure on the part of either party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.


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

17.  COSTS

     The parties shall each pay their own costs and outlays in connection with the preparation, execution and carrying into effect of this Agreement and for the avoidance of doubt, the Purchaser shall pay all stamp duty and stamp duty reserve tax (if any) on the transfer of the Sale Shares and any document to be entered into pursuant to this Agreement.

18.  ENTIRE AGREEMENT

     This Agreement and the Disclosure Letter together constitute the entire agreement and understanding between the parties in connection with the sale and purchase of the Sale Shares. It is agreed that:-

            neither party has entered into this Agreement in reliance upon any representation, warranty or undertaking of any other party which is not expressly set out or referred to in this Agreement.

            a party may claim in contract for breach of Warranty under this Agreement but otherwise shall have no claim or remedy in respect of misrepresentation (whether negligent or otherwise) or untrue statement made by the other party;

            this clause shall not exclude any liability for fraudulent misrepresentation.

19.  VARIATIONS

     No variation of this Agreement shall be effective unless made in writing and duly executed by all of the parties to this Agreement.

20.  NOTICES

     20.1. Any notice or other communication to be given by one party to another under, or in connection with the matters contemplated by, this Agreement shall be communicated to that other party at the address recorded in the details of parties in the Agreement or to such others address in the United Kingdom as may from time to time be specified by the relevant party to the others, by notice given in accordance with this Clause 20, for the purpose of this Clause 20.1

     20.2 Any notice or other communication to be given by one party to another party, or in connection with the matters contemplated by, the Agreement shall be in writing and shall be given by letter delivered by hand or sent by first class prepaid recorded delivery or registered post or by facsimile.

     20.3. Any notice or communication to be served on the Vendor shall be addressed to The Secretary, The General Electric Company Plc, 1 Stanhope Gate, London, W1A 1EH, Tel: 00 44 (0) 171 493 8484, Fax: 00 44 (0) 171 493 1974; and

     20.4. Any notice or communication to be served on the Purchaser shall be addressed to Mr. Wendell Brooks, President, ERC Industries, Inc., 15835 Park Ten Place, Suite 115, Houston, Texas 77084, USA, Tel 001 713 398 8901, Fax 001 713398 8086.

21.  GOVERNING LAW AND JURISDICTION

     21.1 This Agreement is governed by, and shall be construed in accordance with, the law of Scotland.

     21.2 Subject to Clause 21 below the parties submit to the non-exclusive jurisdiction of the Scottish Courts.

     21.3. The Purchaser shall at all times maintain an agent for service of process and any other documents in proceedings in Scotland or any proceedings in connection with the Agreement. Such agent shall be Hugh Fraser, Group Head of Legal, John Wood Group PLC, Greenwell Road, East Tullos Industrial Estate, Aberdeen, AB12 3AX, and any writ, judgement or other notice of legal process shall be sufficiently served on the Purchaser if delivered to such agent at its address for the time being. The Purchaser undertakes not to revoke the authority of the above agent and, if for any reason, the Vendor requests the Purchaser to do so, it shall promptly appoint another such agent with an address in Scotland and advise the Vendor thereof.


SIGNED for and on behalf of
VSEL LIMITED

at   London

on   Sept. 27, 1996

by   /s/ Richard Anthony Robinson

and  /s/ M. John Bruell
two authorised signatories of VSEL Limited

SIGNED for and on behalf of
ERC INDUSTRIES, INC.

at   London

on   9-27-96

by   /s/ Don Patrick Geiger

and  /s/ Hugh Fraser
two authorised signatories of ERC INDUSTRIES, Inc


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